Exhibit T3B-54

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BY-LAWS
OF SIRA NATURALS, INC.

This Amendment No. 1 (the “Amendment”) to the Amended and Restated By-Laws (the “By-Laws”) of Sira Naturals, Inc. (the “Company”) is made as of May 24, 2019 (the “Effective Date”).

WHEREAS, Article II, Section 2 of the By-Laws provides that the number of directors constituting the Company’s Board of Directors is fixed as five (5);

WHEREAS, pursuant to Article IX, Section 1 of the By-Laws and Section 6.3 of the Company’s Articles of Entity Conversion of a Domestic Non-Profit with a Pending Provisional or Final Certification to Dispense Medical Use Marijuana to a Domestic Business Corporation, the Board of Directors of the Company has the power to amend Article II, Section 2 of the By-Laws;

WHEREAS, the Board desires to amend Article II, Section 2 of the By-Laws in its entirety as set forth in this Amendment.

NOW THEREFORE, it is hereby agreed as follows:

1.              Article II, Section 2 of the By-Laws is hereby amended by striking and deleting such Section in its entirety and replacing it with the following in lieu thereof:

“Section 2. Number and Election. The Board of Directors shall consist of one or more individuals with the number fixed by the vote or written consent of the shareholders or the Board of Directors. Except as otherwise provided in these By-Laws or the Articles of Organization (or similar document), the Directors shall be elected by the shareholders.”

2.              Except as amended hereby, the By-Laws shall remain in full force and effect in accordance with its terms.

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Executed as an instrument under seal as of the Effective Date.

SIRA NATURALS, INC.

By:	/s/ Michael Dundas
Michael Dundas
President

[Signature Page to Amendment No. 1 to Amended and Restated By-Laws of Sira Naturals, Inc.]